Exhibit 99.1
QUESTCOR REPORTS 2008 FOURTH QUARTER AND YEAR END FINANCIAL
RESULTS
UNION CITY, Calif. — February 24, 2009 — Questcor Pharmaceuticals, Inc. (Nasdaq: QCOR) today announced results for the fourth quarter and year ended December 31, 2008. Net sales for the fourth quarter of 2008 totaled $27.0 million compared to $27.1 million for the same period of 2007. Net income applicable to common shareholders for the fourth quarter of 2008 totaled $16.2 million, or $0.24 per diluted common share, compared to $33.4 million, or $0.45 per diluted common share, for the same period of 2007. As discussed below, net income for the fourth quarter of 2008 was positively impacted by a one-time net tax benefit of $4.4 million or $0.06 per share. Net sales and net income for the fourth quarter of 2007 were positively impacted by a tax benefit of $14.7 million, or $0.20 per diluted common share, as well as other one-time items including inventory stocking and the timing of Medicaid rebates.
Don M. Bailey, President and CEO of Questcor commented, “Our top and bottom line financial performance for 2008 exceeded the guidance we provided earlier in the year, even though we expanded and accelerated investments designed to pursue additional therapeutic uses for Acthar to generate future growth. In addition, Questcor generated $64 million of cash from operations during 2008.”
“While Acthar shipments in the infantile spasms (IS) market were lower than the historical average in November and December 2008, since then, shipments have rebounded and are now trending above average. We believe these fluctuations are principally due to the low incidence of IS as a relatively small number of cases can create meaningful fluctuations. Successful execution of our increased sales effort related to the use of Acthar to treat flares from multiple sclerosis (MS), as well as the development of other therapeutic markets for Acthar, should create more consistency in net sales. Currently, our strategy to drive long term consistent growth includes pursuing approval from the FDA of an IS indication for Acthar, while we continue to expand our sales effort into the MS market where we already have a labeled indication. In addition, we are making significant progress with our next identified market, nephrotic syndrome, which is also already a labeled indication for Acthar, and are actively researching several other possible market opportunities for Acthar,” Mr. Bailey added.
For the year ended December 31, 2008, net sales totaled $95.2 million compared to $49.8 million for the year ended December 31, 2007. Net income applicable to common shareholders was $35.3 million, or $0.49 per diluted common share, for the year ended December 31, 2008, compared to $36.4 million, or $0.51 per diluted common share, for the year ended December 31, 2007.
Net income for the fourth quarter and year ended December 31, 2008 included net tax benefits of $4.4 million and $5.2 million, or $0.06 and $0.07 per diluted common share, respectively. The net tax benefit is due to the reversal of the valuation allowances associated primarily with tax net operating loss carry forwards (NOLs) available to the Company in 2009 and subsequent years.
Results for the fourth quarter and full year of 2007 were significantly impacted by several one time items affecting sales and net income. Net sales and net income in the fourth quarter of 2007 were positively impacted by (i) the initial inventory stocking of Acthar to meet requirements by the Company’s specialty distributor and specialty pharmacies and (ii) the timing of increased Medicaid rebate payments. In addition, net income for the fourth quarter of 2007 was positively impacted by a net tax benefit of $14.7 million, or $0.20 per diluted common share. The net tax benefit resulted primarily from Questcor’s ability to use NOLs to offset its taxable income for 2007 and the reversal of the valuation allowances associated primarily with the NOLs available to the Company for 2008.

Recent Operating Highlights
•	Acthar net sales for MS in the fourth quarter of 2008 increased more than 50% compared to the third quarter of 2008 to over $5.5 million. In the fourth quarter, Acthar net sales for MS represented over 20% of total net sales for Acthar in the quarter;

•	Sales force expansion now underway — plan to double the sales force to 30 representatives to ensure greater coverage of the physicians treating MS patients;

•	Initiated and funded the first of several planned clinical trials of Acthar in the treatment of nephrotic syndrome; and

•	Surpassed a significant patient support milestone — as of December 2008 the Acthar patient assistance program, administered by the National Organization for Rare Disorders (NORD), has now provided free drug with commercial value over $20 million to uninsured and underinsured patients since its inception in late 2007.
“In addition to the free drug program, significant financial support has been provided to patients through NORD’s co-pay assistance programs that we sponsor,” said Steve Cartt, Executive Vice President, Corporate Development. “Furthermore, throughout 2008 we increased our investments in important medical research aimed at improving patient care not only in IS and MS, but also in other difficult-to-treat diseases and disorders having high unmet medical need. We have expanded our team of medical science liaisons and now expect to be funding more than a dozen new pre-clinical and clinical studies during 2009.” Mr. Cartt continued, “Our ability to make these critical investments in important new medical research is a direct result of the continued widespread use of Acthar in the treatment of IS and its expanding usage in MS.”

Acthar Shipment Levels
Acthar shipments for 2008 were:

First Quarter	1,260 vials
Second Quarter	1,560 vials
Third Quarter	1,500 vials
Fourth Quarter	1,510 vials
Full Year	5,830 vials
Medicaid Rebates and Government Chargebacks
A portion of Acthar sales is for patients covered under Medicaid and other government-related programs. As required by Federal regulations, Questcor provides rebates related to product dispensed to Medicaid patients. In addition, certain other government-supported agencies are permitted to purchase Acthar for a nominal amount from Questcor’s specialty distributor, which then charges the discount back to Questcor. These rebates and chargebacks are estimated by Questcor each quarter and are deducted from gross sales in the determination of Questcor’s net sales.
The rebate requests for a quarter are generally received and paid in the subsequent quarter. A greater percentage of infants than adults are eligible for Medicaid which results in fewer MS patients than IS patients participating in the Medicaid program. As a result of the increased proportion of MS prescriptions in the fourth quarter, the rebate and chargeback amounts as a percentage of gross sales were only 23% in the fourth quarter compared to 28% for the full year 2008.
Income Taxes
For financial reporting purposes, income tax expense for the fourth quarter and year ended December 31, 2008 was $1.5 million and $18.2 million, respectively. The Company’s fourth quarter effective tax rate for financial reporting purposes was approximately 9%. As previously discussed, the lower tax rate is principally due to the reversal of the valuation allowances associated primarily with federal NOLs available to Questcor in 2009 and subsequent years.
The Company’s actual tax payments associated with the Company’s 2008 taxable income was paid at a rate of approximately 15% because of the Company’s ability to utilize NOLs available to offset a significant portion of Questcor’s 2008 taxable income.
Cash, Accounts Receivable and Share Data
As of December 31, 2008, cash, cash equivalents and short-term investments totaled approximately $55 million and Questcor’s accounts receivable balance totaled approximately $10 million. As of February 20, 2009, cash, cash equivalents and short-term investments totaled approximately $65 million and accounts receivable totaled approximately $11 million. The Company’s short-term investments are comprised of high quality credit instruments including U.S. government agency securities and commercial paper.
Over the course of 2008, Questcor generated $64 million in cash from operations. The Company used approximately $46 million to repurchase all outstanding Series A preferred shares, 3.5 million shares of common stock in open market transactions under the Company’s 7 million share repurchase program, and 4 million shares of common stock in directly negotiated transactions. There were no shares repurchased during the fourth quarter of 2008 and, as of December 31, 2008, the Company had 3.5 million shares remaining under its open market repurchase program. Questcor had approximately 66 million common shares outstanding as of December 31, 2008.
Regulatory Activity and Product Development
Acthar is currently approved in the U.S. for the treatment of MS exacerbations, nephrotic syndrome and many other conditions. Acthar is not approved in the U.S. for the treatment of IS, a potentially life-threatening disorder that typically begins in the first year of life. However, pursuant to guidelines published by the American Academy of Neurology and the Child Neurology Society, many child neurologists use Acthar to treat infants afflicted with this condition.
Questcor is currently pursuing FDA approval for Acthar in the treatment of IS. Previously, the FDA granted Orphan Designation to Acthar for the treatment of IS. As a result of this Orphan Designation, if Questcor is successful in obtaining FDA approval for the IS indication, Questcor believes that it will also qualify for a seven-year exclusivity period during which the FDA is prohibited from approving any other corticotropin formulation for IS unless the other formulation is demonstrated to be clinically superior to Acthar. The Company has been working with the FDA to complete its submission of a supplemental New Drug Application (sNDA) for the IS indication for Acthar. Questcor currently intends to provide the FDA with all requested and reformatted documents to permit the FDA to continue its review of our application.
During the fourth quarter of 2008, Questcor completed formulation development of QSC-001, Questcor’s proprietary, orally-dissolving tablet (ODT) formulation of hydrocodone and acetaminophen (APAP) for the treatment of moderate to moderately-severe pain. Currently, the Company is seeking a partner to complete development of this product so that Questcor R&D resources can be focused on pursuing the numerous potential growth opportunities for Acthar that have recently been identified.
2009 Outlook
“Due to the expansion of our sales and marketing effort in the MS market, and the expansion of our research support for Acthar, we expect to significantly increase our operating expenses during 2009 as compared to 2008. This investment will position Questcor to capitalize on the MS and other growth opportunities in future years,” added Mr. Bailey. “Our internal plan indicates that sales and operating income for 2009 will also increase from 2008 levels. However, many factors may impact the actual sales levels, operating income, and net income that we achieve in 2009.”
Mr. Bailey added, “During the first quarter of 2009 our commercial personnel will be primarily focused on creating new sales territories and hiring and training new representatives and managers. As a result, we expect there to be some disruption in our sales momentum for MS during the first quarter of 2009. We then anticipate a return to normal growth during the second quarter and for our new sales representatives to be fully productive within a six to nine month timeframe.”
For the year ending December 31, 2009, the Company is providing the following operating metric guidance:
•	Overall gross margin of approximately 92% to 94%.

•	Sales, general and administrative expense (excluding non-cash FAS 123R stock-based compensation expense) of approximately $33 million to $36 million which includes all marketing expenses. This significant increase from 2008 is due to an expanding sales force and a robust marketing program for MS.

•	Research and development expenses (excluding non-cash FAS 123R stock-based compensation expense) of approximately $11 million to $13 million.

•	Non-cash FAS 123R stock-based compensation expense of approximately $3 million to $4 million.

•	For financial reporting purposes, income tax expense will be recorded at a combined federal and state tax rate of approximately 36% to 40%.

•	Diluted weighted average shares of 69 million to 72 million. These amounts do not include the impact of any repurchases during 2009 of common stock under Questcor’s stock repurchase plan.
Conference Call Details
The Company will host a conference call today to discuss these results at 4:30 p.m. ET. Don Bailey, President and Chief Executive Officer; Steve Cartt, Executive Vice President, Corporate Development; Dave Medeiros, Senior Vice President, Pharmaceutical Operations; and Gary Sawka, Senior Vice President, Finance and Chief Financial Officer will host the call.
To participate in the live call by telephone, please dial 800-218-0204 from the U.S. or 303-262-2131 from outside the U.S. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. The call will also be webcast live at www.questcor.com. An audio replay of the call will be available for 7 days following the call. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11124846#. An archived webcast will also be available at www.questcor.com for 90 days.
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that markets two commercial products, H.P. Acthar(r) Gel (“Acthar”) and Doral(r). Acthar (repository corticotropin injection) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”) and to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that is due to lupus erythamatosus. In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. Doral is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties and are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to:
•	Questcor’s ability to continue to successfully implement its Acthar-centric business strategy, including its expansion in the MS marketplace;

•	Questcor’s ability to manage its sales force expansion;

•	FDA approval of and the market introduction of competitive products and our inability to market Acthar in IS prior to approval of IS as a labeled indication,

•	Regulatory changes or actions including possible outcomes relating to a July 2008 Congressional hearing regarding orphan drug pricing;

•	Questcor’s ability to accurately forecast the demand for its products;

•	The gross margin achieved from the sale of its products;

•	Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid-eligible patients;

•	That the actual amount of rebates and chargebacks related to the use of Acthar by government entities and Medicaid-eligible patients may differ materially from Questcor’s estimates;

•	Its expenses and other cash needs for upcoming periods;

•	The inventories carried by Questcor’s distributors, specialty pharmacies and hospitals,

•	Volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand;

•	Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all;

•	Questcor’s ability to attract and retain key management personnel;

•	Questcor’s ability to utilize its NOLs to reduce income taxes on taxable income;

•	Research and development risks, including risks associated with Questcor’s sNDA for IS and its preliminary work in the area of nephrotic syndrome;

•	Uncertainties regarding Questcor’s intellectual property;

•	The uncertainty of receiving required regulatory approvals in a timely way, or at all;

•	Uncertainties in the credit and capital markets and the impact a further deterioration of these markets could have on Questcor’s investment portfolio;

•	As well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2007 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT Questcor Pharmaceuticals, Inc.
Don Bailey
510-400-0776
dbailey@questcor.com
EVC Group, Inc.
Investors
Doug Serk
415-896-6820
Media
Christopher Gale
646-201-5431

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$27,018	$27,114	$95,248	$49,768
Cost of sales (exclusive of amortization of purchased technology)	1,858	1,997	7,304	5,295

Gross profit	25,160	25,117	87,944	44,473
Gross margin	93%	93%	92%	89%
Operating costs and expenses:
Selling, general and administrative	5,075	4,043	19,247	17,662
Research and development	2,511	1,403	10,614	4,758
Depreciation and amortization	124	125	503	498

Total operating costs and expenses	7,710	5,571	30,364	22,918

Income from operations	17,450	19,546	57,580	21,555
Other income (expense):
Interest income	247	207	1,064	762
Other income (expense), net	—	(10)	11	229
Gain on sale of product rights	75	—	75	448

Total other income	322	197	1,150	1,439

Income before income taxes	17,772	19,743	58,730	22,994
Income tax expense (benefit)	1,530	(14,694)	18,198	(14,592)

Net income	16,242	34,437	40,532	37,586
Deemed dividend on Series A preferred stock	—	—	5,267	—
Allocation of undistributed earnings to Series A preferred stock	—	1,035	—	1,137

Net income applicable to common shareholders	$16,242	$33,402	$35,265	$36,449

Net income per share applicable to common shareholders:
Basic	$0.25	$0.48	$0.52	$0.53

Diluted	$0.24	$0.45	$0.49	$0.51

Shares used in computing net income per share applicable to common shareholders:
Basic	65,135	69,561	67,761	69,131

Diluted	68,345	73,671	71,350	70,915

Questcor Pharmaceuticals, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$13,282	$15,939
Short-term investments	42,169	14,273

Total cash, cash equivalents and short-term investments	55,451	30,212
Accounts receivable, net of allowance for doubtful accounts of $62 and $57 at December 31, 2008 and 2007, respectively	10,418	23,639
Inventories, net	2,459	2,365
Prepaid income taxes	3,316	—
Prepaid expenses and other current assets	1,101	778
Deferred tax assets	6,252	14,879

Total current assets	78,997	71,873
Property and equipment, net	450	522
Purchased technology, net	3,669	3,967
Goodwill	299	299
Deposits and other assets	710	744
Deferred tax assets	5,021	1,043

Total assets	$89,146	$78,448

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,302	$1,777
Accrued compensation	1,896	1,945
Sales-related reserves	11,825	8,176
Income taxes payable	—	1,330
Other accrued liabilities	1,702	1,492

Total current liabilities	19,725	14,720
Lease termination and deferred rent liabilities	1,500	1,869
Other non-current liabilities	29	7
Preferred stock, no par value, 7,500,000 shares authorized; none and 2,155,715 Series A shares issued and outstanding at December 31, 2008 and 2007, respectively (aggregate liquidation preference of $10,000 at December 31, 2007)	—	5,081
Shareholders’ equity:
Common stock, no par value, 105,000,000 shares authorized; 65,970,653 and 70,118,166 shares issued and outstanding at December 31, 2008 and 2007, respectively	84,028	108,387
Accumulated deficit	(16,405)	(51,670)
Accumulated other comprehensive gain	269	54

Total shareholders’ equity	67,892	56,771

Total liabilities, preferred stock and shareholders’ equity	$89,146	$78,448

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended
	December 31,
	2008	2007
OPERATING ACTIVITIES
Net income	$40,532	$37,586
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	4,119	1,811
Deferred income taxes	4,649	(15,922)
Amortization of investments	(456)	(387)
Depreciation and amortization	503	498
Gain on sale of product rights	(75)	(448)
Loss on disposal of equipment	—	12
Income tax benefit from share-based compensation	4,932	—
Excess tax benefit from share-based compensation	(4,841)	—
Changes in operating assets and liabilities:
Accounts receivable	13,221	(21,856)
Inventories	(94)	600
Prepaid income taxes	(3,316)	—
Prepaid expenses and other current assets	(323)	33
Accounts payable	2,525	(377)
Accrued compensation	(49)	926
Sales-related reserves	3,649	5,392
Income taxes payable	(1,330)	1,330
Other accrued liabilities	210	971
Other non-current liabilities	(347)	(103)

Net cash flows provided by operating activities	63,509	10,066

INVESTING ACTIVITIES
Purchase of short-term investments	(69,613)	(27,995)
Proceeds from the sale and maturities of short-term investments	42,388	16,650
Purchase of property and equipment	(133)	(69)
Acquisition of purchased technology	—	(300)
Net proceeds from sale of product rights	75	448
Changes in deposits and other assets	34	(22)

Net cash flows used in investing activities	(27,249)	(11,288)

FINANCING ACTIVITIES
Issuance of common stock, net	2,161	1,224
Repurchase of Series A preferred stock	(10,348)	—
Repurchase of common stock	(35,571)	—
Excess tax benefit from share-based compensation	4,841	—

Net cash flows provided by (used in) financing activities	(38,917)	1,224

Increase (decrease) in cash and cash equivalents	(2,657)	2
Cash and cash equivalents at beginning of period	15,939	15,937

Cash and cash equivalents at end of period	$13,282	$15,939